EXHIBIT 10.25

Summary of Compensation Arrangements for Patrick J. O’Malley

The following is a description of the compensation arrangements for Patrick J. O’Malley, Executive Vice President and Chief Financial Officer of Seagate Technology (the “Company”). This description is provided pursuant to Paragraph 10(iii) to Item 601(b) of Regulation S-K, which requires a written description of a compensatory arrangement when no formal document contains the compensation information.

On April 24, 2008, the Company’s Board of Directors appointed Patrick J. O’Malley to serve as Executive Vice President and Chief Financial Officer, effective August 25, 2008. Upon commencement of his service as Executive Vice President and Chief Financial Officer, Mr. O’Malley’s annual base salary was increased to $490,000, with a bonus at target of 100% of his base salary.

Consistent with the temporary salary reductions announced by the Company and disclosed in the Company’s Forms 8-K filed with the Securities and Exchange Commission on January 14, 2009 and January 21, 2009, Mr. O’Malley’s base salary was reduced by 25%, effective February 2, 2009.